Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-236921) of New Fortress Energy Inc., and
(2)	Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-229507) pertaining to the Amended and Restated New Fortress Energy Inc. 2019 Omnibus Incentive Plan;

of our reports dated March 16, 2021, with respect to the consolidated financial statements and schedule of New Fortress Energy Inc. and the effectiveness of internal control over financial reporting of New Fortress Energy Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

Philadelphia, Pennsylvania
March 16, 2021